Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

BiomX Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to be Paid	Equity	Common Stock Underlying the Pre-Funded Warrants	457(c)	2,305,869	$0.5575	$1,285,521.97	$0.0001531	$196.81
Fees to be Paid	Equity	Common Stock Underlying the Common Warrants	457(c)	5,939,383	$0.5575	$3,311,206.02	$0.0001531	$506.95
Fees to be Paid	Equity	Common Stock Underlying the New Warrants	457(c)	6,955,528	$0.5575	$3,877,706.86	$0.0001531	$593.68
Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

				Total Offering Amounts		$8,474,434.85		$1,297.44

				Total Fees Previously Paid				$—

				Total Fee Offsets				$—

				Net Fee Due				$1,297.44

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The NYSE American on April 7, 2025, of $0.5575 per share.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A